Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

Updates Full Year 2023 Outlook

Richardson, TX, NOVEMBER 8, 2023 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fiscal third quarter ended September 30, 2023.

Third Quarter Summary

•Third quarter worldwide net sales totaled $344 million, decreasing 21%.

•Net sales in the Company’s direct to consumer channels were down 12% in constant currency, with a comparable retail sales decrease of 6%. Net sales in our wholesale channels were down 25%. The Company’s global owned ecommerce platform grew 8%.

•FOSSIL brand sales declined 14% in constant currency, reflecting a modest contraction in traditional watches, and more significant declines in smartwatches and leathers.

•Operating loss of $46 million compared to operating income of $22 million a year ago. Adjusted operating loss of $31 million compared to adjusted operating income of $23 million last year.

•Inventory totaled $327 million, a decrease of 28% versus a year ago; and the Company had total liquidity of $140 million at quarter end.

Kosta Kartsotis, Chairman and CEO, stated, “Against a backdrop of challenging category, consumer and channel dynamics, our year-to-date financial results are below our expectations. We are highly focused on delivering strong execution during the holiday season and implementing our TAG Plan designed to right size our cost structure and improve profitability. For full year 2023, we are on track to capture expected annualized cost savings of approximately $100 million, putting us well on our way to achieving the previously announced $300 million in annualized benefits by 2025.”

Third Quarter 2023 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $344.1 million, a decrease of 21.1% on a reported basis and 22.1% in constant currency compared to $436.3 million in the third quarter of fiscal 2022. The sales decrease was largely driven by the wholesale channel, and to a lesser extent, softness in smartwatch sales and our store rationalization initiatives. Net sales, in constant currency, declined 30% in Europe, 18% in Americas and 14% in Asia versus the same quarter last year. Wholesale sales decreased 25%, while our direct to consumer sales declined 12% on a constant currency basis. Within our direct to consumer channels, comparable retail sales declined 6%. Traditional watch sales declined 19% in constant currency in the third quarter. Smartwatch sales decreased 49% reflecting lower consumer demand across geographies and reduced marketing as compared to the prior year period. The leathers category decreased 20% and jewelry sales declined 11% in constant currency during the third quarter. From a brand lens, the majority of the brands in our portfolio decreased in the third quarter. FOSSIL branded sales decreased 14% in constant currency largely driven by declines in smartwatches and leathers.

•Gross profit totaled $161.7 million compared to $219.6 million in the third quarter of 2022. Gross margin decreased 330 basis points to 47.0% versus 50.3% a year ago. The year-over-year decrease primarily reflects (i) timing of licensor minimum royalty costs, (ii) increased revenue recognized over time in the prior year third quarter due to the timing of progress in completing performance obligations under a licensing agreement and (iii) net foreign currency hedging contract losses in the current year as compared to gains in the prior year, partially offset by decreased freight costs and improved product margins.

•Operating expenses totaled $208.1 million compared to $197.1 million a year ago. The increase in operating expenses was primarily driven by increased restructuring costs. As a percentage of net sales, operating expenses were 60.5% in the third quarter of 2023 compared to 45.2% in the prior year third quarter. Selling, general and administrative (“SG&A”) expenses were down 2.6% to $191.4 million from $196.5 million in the third quarter of 2022 primarily driven by reduced store costs resulting from a lower store count and savings from our TAG initiatives. As a percentage of net sales, SG&A expenses were 55.6% in the third quarter of 2023 compared to 45.0% in the prior year third quarter, largely driven by decreased sales.

•Operating loss was $46.4 million compared to operating income of $22.5 million in the third quarter of 2022. Operating margin was (13.5)% in the third quarter of 2023 compared to 5.2% in the prior year third quarter. Adjusted operating loss totaled $31.1 million compared to operating income of $23.1 million in the third quarter of 2022. Adjusted operating margin was (9.0)% in the third quarter of 2023 compared to 5.3% in the prior year third quarter.

•Interest expense increased to $5.8 million compared to $5.1 million in the third quarter of 2022, primarily driven by increased interest rates.

•Other income (expense) was expense of $3.1 million compared to expense of $1.9 million in the third quarter of 2022, reflecting increased net currency losses in the third quarter of 2023 as compared to the prior year third quarter.

•Income (loss) before income taxes was $(55.2) million compared to $15.5 million in the third quarter of 2022.

•Adjusted EBITDA was $(29.3) million, or (8.4)% of net sales in the third quarter of 2023 and $26.0 million, or 6.0% of net sales in the prior year quarter.

•Provision (benefit) for income taxes was a benefit of $5.6 million, resulting in an effective income tax rate of (10.1)% compared to a benefit of $9.2 million and an effective tax rate of 59.5% in the prior year. The effective tax rate in the third quarter of 2023 differed from the prior year third quarter primarily due to a change in the Company’s global mix of earnings.

•Net loss totaled $61.1 million with net loss per diluted share of $1.16, which compares to net income of $5.8 million and net income per diluted share of $0.11 in the prior year quarter. Adjusted net loss for the third quarter was $49.0 million with adjusted net loss per diluted share of $0.93 compared to adjusted net income of $6.3 million with adjusted net income per diluted share of $0.12 in the prior year quarter. During the third quarter of 2023, currencies unfavorably affected net loss per diluted share by approximately $0.05.

Transform and Grow Plan

The Company is implementing its Transform and Grow (“TAG”) Plan designed to reduce operating expenses, improve operating margins and advance the Company’s commitment to profitable growth. Under the TAG Plan, the Company is focused on 1) revitalizing its Fossil brand, 2) maximizing its licensed brand portfolio in watches and jewelry and 3) growing its premium watch offerings.

The TAG Plan is expected to generate approximately $300 million of annualized operating income benefits by the end of 2025 through the following actions: 1) driving sales productivity, 2) reengineering end-to-end operations and 3) streamlining overhead and improving capital efficiency. In connection with the TAG Plan, the Company expects to incur charges of approximately $50 million in 2023, and approximately $100 million - $120 million over the duration of the program.

Balance Sheet Summary

As of September 30, 2023, the Company had cash and cash equivalents of $116.1 million. Inventories at the end of the third quarter of 2023 totaled $326.7 million, a decrease of 28% versus a year ago. Total debt was $256.4 million.

Outlook

The Company is updating its guidance for the full year 2023 to reflect results from the third quarter, as well as ongoing declines in the wholesale channel in the Americas and Europe, a more gradual than expected recovery of sales trends in China and current trends in our retail stores.

For full year 2023, the Company expects worldwide net sales declines of approximately 14% to 17% versus prior guidance of negative 5% to negative 10%. The expected year-over-year decline reflects an estimated fourth quarter net sales decline of 8% to 19% and assumes prevailing currency rates which are projected to positively impact sales by 70 basis points.

The Company expects full year 2023 adjusted operating margin(1) in the range of -6% to -8% compared to prior guidance of -2% to -4%, which reflects an estimated fourth quarter adjusted operating margin of flat to -5%.

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

Safe Harbor

Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: risks related to the success of the TAG Plan; increased political uncertainty, the effect of worldwide economic conditions; the effect of a pandemic; significant changes in consumer spending patterns or preferences;

interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligation; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 39 Weeks Ended
($ in millions, except per share data):	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$344.1	$436.3	$991.1	$1,183.3
Cost of sales	182.4	216.7	512.1	588.0
Gross profit	161.7	219.6	479.0	595.3
Gross margin	47.0%	50.3%	48.3%	50.3%
Operating expenses:
Selling, general and administrative expenses	191.5	196.5	569.5	591.5
Other long-lived asset impairments	0.6	0.6	0.8	1.1
Restructuring charges	16.0	—	27.7	5.4
Total operating expenses	$208.1	$197.1	$598.0	$598.0
Total operating expenses (% of net sales)	60.5%	45.2%	60.3%	50.5%
Operating income (loss)	(46.4)	22.5	(119.0)	(2.7)
Operating margin	(13.5)%	5.2%	(12.0)%	(0.2)%
Interest expense	5.8	5.1	16.1	13.5
Other income (expense) - net	(3.0)	(1.9)	6.8	(1.9)
Income (loss) before income taxes	(55.2)	15.5	(128.3)	(18.1)
Provision (benefit) for income taxes	5.6	9.2	—	15.9
Less: Net income attributable to noncontrolling interest	0.3	0.5	0.6	0.7
Net income (loss) attributable to Fossil Group, Inc.	$(61.1)	$5.8	$(128.9)	$(34.7)
Earnings per share:
Basic	$(1.16)	$0.11	$(2.47)	$(0.67)
Diluted	$(1.16)	$0.11	$(2.47)	$(0.67)
Weighted average common shares outstanding:
Basic	52.5	51.8	52.2	51.8
Diluted	52.5	52.1	52.2	51.8

`

Consolidated Balance Sheet Data ($ in millions):	September 30, 2023	October 1, 2022
Assets:
Cash and cash equivalents	$116.1	$162.6
Accounts receivable - net	194.0	215.0
Inventories	326.7	452.7
Other current assets	148.1	185.0
Total current assets	$784.9	$1,015.3
Property, plant and equipment - net	$68.6	$77.4
Operating lease right-of-use assets	154.5	156.4
Intangible and other assets - net	55.2	65.9
Total long-term assets	$278.3	$299.7
Total assets	$1,063.2	$1,315.0

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$348.1	$428.4
Short-term debt	0.5	0.4
Total current liabilities	$348.6	$428.8
Long-term debt	$255.9	$293.6
Long-term operating lease liabilities	142.1	151.9
Other long-term liabilities	37.8	50.5
Total long-term liabilities	$435.8	$496.0
Stockholders’ equity	278.8	390.2
Total liabilities and stockholders’ equity	$1,063.2	$1,315.0

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales For the 13 Weeks Ended				Net Sales For the 39 Weeks Ended
	September 30, 2023			October 1, 2022	September 30, 2023			October 1, 2022
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$152.6	$(0.8)	$151.8	$184.3	$437.2	$(1.0)	$436.2	$514.5
Europe	107.7	(6.6)	101.1	143.7	301.6	(2.5)	299.1	376.1
Asia	83.0	3.0	86.0	100.2	247.3	12.0	259.3	279.6
Corporate	0.8	—	0.8	8.1	5.0	—	5.0	13.1
Total net sales	$344.1	$(4.4)	$339.7	$436.3	$991.1	$8.5	$999.6	$1,183.3

Product categories:
Watches:
Traditional watches	$252.7	$(2.7)	$250.0	$310.2	$714.2	$6.4	$720.6	$830.3
Smartwatches	17.3	(0.3)	$17.0	33.3	59.5	0.6	$60.1	104.7
Total watches	$270.0	$(3.0)	$267.0	$343.5	$773.7	$7.0	$780.7	$935.0
Leathers	33.0	(0.2)	$32.8	41.1	106.6	1.2	$107.8	111.2
Jewelry	34.6	(1.0)	$33.6	37.9	91.0	0.3	$91.3	106.5
Other	6.5	(0.2)	$6.3	13.8	19.8	—	$19.8	30.6
Total net sales	$344.1	$(4.4)	$339.7	$436.3	$991.1	$8.5	$999.6	$1,183.3

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2022	Fiscal 2023
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$(4.0)	$(39.6)	$(33.5)	$(55.2)	$(132.3)
Plus:
Interest expense	5.8	5.0	5.3	5.8	21.9
Amortization and depreciation	5.7	5.1	4.8	4.5	20.1
Impairment expense	1.2	0.1	0.2	0.6	2.1
Other non-cash charges	(0.3)	(0.2)	(0.5)	(0.2)	(1.2)
Stock-based compensation	2.3	1.4	1.6	1.5	6.8
Restructuring expense	0.7	7.1	4.6	16.0	28.4
Restructuring cost of sales	—	5.3	2.9	(1.3)	6.9
Unamortized debt issuance costs included in loss on extinguishment of debt	1.1	—	—	—	1.1
Less:
Interest income	0.4	0.6	0.8	1.0	2.8
Adjusted EBITDA	$12.1	$(16.4)	$(15.4)	$(29.3)	$(49.0)

	Fiscal 2021(1)	Fiscal 2022
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$27.1	$(16.7)	$(16.9)	$15.5	$9.0
Plus:
Interest expense	4.8	4.0	4.3	5.1	18.2
Amortization and depreciation	6.2	6.2	5.8	5.6	23.8
Impairment expense	2.9	0.3	0.2	0.6	4.0
Other non-cash charges	(0.6)	(0.2)	(0.2)	(0.4)	(1.4)
Stock-based compensation	2.4	2.2	3.8	(0.3)	8.1
Restructuring expense	3.2	2.6	2.9	—	8.7
Unamortized debt issuance costs included in loss on extinguishment of debt	11.7	—	—	—	11.7
Less:
Interest income	0.1	0.1	0.2	0.1	0.5
Adjusted EBITDA	$57.6	$(1.7)	$(0.3)	$26.0	$81.6

(1)   Prior period amounts have been adjusted to conform to the current period presentation.

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended September 30, 2023
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(46.4)	$(1.3)	$0.6	$16.0	$(31.1)
Operating margin (% of net sales)	(13.5)%				(9.0)%
Interest expense	(5.8)	—	—	—	(5.8)
Other income (expense) - net	(3.1)	—	—	—	(3.1)
Income (loss) before income taxes	(55.2)	(1.3)	0.6	16.0	(39.9)
Provision (benefit) for income taxes	5.6	(0.3)	0.1	3.4	8.8
Less: Net income attributable to noncontrolling interest	(0.3)	—	—	—	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$(61.1)	$(1.0)	$0.5	$12.6	$(49.0)
Diluted earnings (loss) per share	$(1.16)	$(0.02)	$0.01	$0.24	$(0.93)

	For the 13 Weeks Ended October 1, 2022
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	As Adjusted
Operating income (loss)	$22.5	$0.6	$23.1
Operating margin (% of net sales)	5.2%		5.3%
Interest expense	(5.1)	—	(5.1)
Other income (expense) - net	(1.9)	—	(1.9)
Income (loss) before income taxes	15.5	0.6	16.1
Provision for income taxes	9.2	0.1	9.3
Less: Net income attributable to noncontrolling interest	(0.4)	—	(0.4)
Net income (loss) attributable to Fossil Group, Inc.	$5.8	$0.5	$6.3
Diluted earnings (loss) per share	$0.11	$0.01	$0.12

	For the 39 Weeks Ended September 30, 2023
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(119.0)	$6.8	$0.8	$27.7	$(83.7)
Operating margin (% of net sales)	(12.0)%				(8.4)%
Interest expense	(16.1)	—	—	—	(16.1)
Other income (expense) - net	6.8	—	—	—	6.8
Income (loss) before income taxes	(128.3)	6.8	0.8	27.7	(93.0)
Provision (benefit) for income taxes	—	1.4	0.2	5.8	7.4
Less: Net income attributable to noncontrolling interest	(0.6)	—	—	—	(0.6)
Net income (loss) attributable to Fossil Group, Inc.	$(128.9)	$5.4	$0.6	$21.9	$(101.0)
Diluted earnings (loss) per share	$(2.47)	$0.10	$0.01	$0.42	$(1.94)

	For the 39 Weeks Ended October 1, 2022
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(2.7)	$1.1	$5.4	$3.8
Operating margin (% of net sales)	(0.2)%			0.3%
Interest expense	(13.4)	—	—	(13.4)
Other income (expense) - net	(1.9)	—	—	(1.9)
Income (loss) before income taxes	(18.1)	1.1	5.4	(11.6)
Provision for income taxes	15.9	0.2	1.1	17.2
Less: Net income attributable to noncontrolling interest	(0.7)	—	—	(0.7)
Net income (loss) attributable to Fossil Group, Inc.	$(34.7)	$0.9	$4.3	$(29.5)
Diluted earnings (loss) per share	$(0.67)	$0.02	$0.08	$(0.57)

Store Count Information

	October 1, 2022	Opened	Closed	September 30, 2023
Americas	153	0	10	143
Europe	111	2	26	87
Asia	80	2	9	73
Total stores	344	4	45	303

END OF RELEASE